Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2005 RESULTS

Increases Annual Common Stock Dividend to $0.40 Per Share

Operating Income up 17.3%

BALTIMORE (November 2, 2005) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2005.

Financial Results:

Net broadcast revenues from continuing operations were $149.0 million for the three months ended September 30, 2005, a decrease of 1.7% versus the prior year period result of $151.6 million.  Operating income was $40.3 million as compared to $34.3 million in the prior year period, an increase of 17.3%.  The Company had net income available to common shareholders of $31.6 million in the three-month period versus net income available to common shareholders of $1.0 million in the prior year period.  Diluted earnings per common share were $0.37 versus diluted earnings per common share of $0.01 in the prior year period.  Diluted earnings per common share from continuing operations were $0.16 as compared to a diluted loss of $0.01 in the same period last year.

Net broadcast revenues from continuing operations were $456.6 million for the nine months ended September 30, 2005, a decrease of 1.6% versus the prior year period result of $463.9 million.  Operating income was $125.2 million in the nine-month period, an increase of 16.9% versus the prior year period result of $107.1 million.  Net income available to common shareholders was $183.0 million in the nine-month period versus the prior year period net income available to common shareholders of $18.9 million.  Diluted earnings per common share were $2.14 versus diluted earnings per common share of $0.22 in the prior year period.  Diluted earnings per common share on continuing operations were $0.38 as compared to $0.15 in the same period last year.

“The quarter was driven primarily by better than expected revenue performance on our ABC affiliates, the positive impact of our retransmission fee negotiations on revenue and by continued diligent cost reviews by our employees,” commented David Smith, President and CEO of Sinclair.  “Third quarter market reports reflect that, on average, our stations grew market share at both the local and national level.  Our Company’s operational focus on growing the top and bottom lines and our ability to begin monetizing our retransmission consents enabled us to grow our margins and deleverage the Company in a quarter when we had almost $7 million of political advertising revenues in the same period last year to replace.”

“We are also pleased to announce that our Board of Directors approved a $0.10 per share increase to our annual common stock dividend, beginning with the dividend payable in January 2006, bringing our total annual common stock dividend per share to $0.40, or an approximate 4.8% dividend yield at our current stock price.”

Operating Statistics and Income Statement Highlights:

•                  The quarter’s revenues were positively impacted by increased advertising spending primarily in the schools, services, fast food, retail and travel/leisure categories.  Primary categories that were down were soft drinks, movies, and restaurants.  Automotive, our largest category, representing approximately 23% of our time sales, was down 7.5%.

•                  Local advertising revenues increased 0.9% in the quarter versus the third quarter 2004, while national advertising revenues decreased 15.5% due to the absence of political advertising spending.  Excluding political revenues, local advertising revenues were up 2.5% and national advertising revenues were down 7.2%.  Local revenues, excluding political revenues, represented 64% of advertising revenues.

•                  Excluding political revenues, our ABC stations were up 7.4%, our FOX stations were down 2.9%, our UPN stations were down 0.8% and our WB stations were down 5.7%.

•                  With the majority of our markets reported, market share survey results reflect that our stations grew their share of the television advertising market in the third quarter 2005 from a 17.2% to an 18.3% share over the same period last year.

•                  Under the terms of recently renegotiated retransmission agreements, the Company recorded approximately $2.9 million in additional net broadcast revenues, reflecting a one-time adjustment to previously estimated retransmission revenue.

•                  The Company recorded a deferred tax benefit of $5.0 million for continuing operations during the third quarter to reflect an adjustment to net deferred tax liabilities as a result of a change in Ohio tax law that replaced the income and franchise tax with a commercial activity tax.

•                  On September 1, 2005, the Company entered into a joint sales and shared services agreement with Nexstar Broadcasting, whereby Nexstar’s CBS affiliate, WROC-TV in Rochester, New York is providing sales and non-programming related services to WUHF-TV, the Company’s FOX affiliate in Rochester.

•                  On September 29, 2005, the Company closed on the remaining $6.7 million of the $33.5 million sale of KSMO-TV, its WB affiliate in Kansas City, to Meredith Corporation.

•                  The Company’s WB affiliate, WTTO-TV in Birmingham, Alabama, entered into a news share arrangement with WIAT-TV, the CBS affiliate in Birmingham, effective October 3, 2005.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $18.1 million in cash, was $1,463.8 million at September 30, 2005 versus net debt of $1,487.0 million at June 30, 2005.

•                  As of September 30, 2005, 46.9 million Class A common shares and 38.5 million Class B common shares were outstanding, for a total of 85.4 million common shares outstanding.

•                  Capital expenditures in the quarter were $3.6 million.

•                  Program contract payments from continuing operations were $25.3 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified above and below, the impact of changes in national and regional economies, successful integration of acquired television stations (including achievement of synergies and cost reductions), FCC approval of pending license transfers, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming and our news central strategy, our local sales initiatives, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its fourth quarter and full year 2005 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“We remain positive for the television business going into the fourth quarter, forecasting net broadcast revenues to be up a couple percentage points excluding political, despite the continued softness of automotive advertising spending,” commented David Amy, EVP and CFO.  “We believe that the strength of our ABC stations, changes we have made on our WB news programming, improvements in national advertising and our local new business initiatives will continue to drive our top line in the fourth quarter.  Likewise, we are expecting another quarter of expense declines.”

•                  The Company expects fourth quarter 2005 station net broadcast revenues, before barter, to be down approximately 8.0% to 9.0% (an increase of 1.7% to 2.7% excluding political) from fourth quarter 2004 station net broadcast revenue, before barter, of $170.7 million due to the absence of political advertising revenues.  Political revenues in the fourth quarter last year were approximately $18.7 million and are expected to be approximately $1.0 million in the fourth quarter this year.

•                  The Company expects barter revenue to be approximately $14.7 million in the quarter.

•                  The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the quarter to be approximately $73.3 million, a 7.3% decrease from fourth quarter 2004 television expenses of $79.1 million.  On a full year basis, television expenses are expected to be down about 3.9% as compared to 2004 television expenses of $300.4 million.

•                  The Company expects barter expense to be approximately $14.7 million in the quarter.

•                  The Company expects program contract amortization expense to be approximately $20 million in the quarter and $72 million for the year.

•                  The Company expects program contract payments to be approximately $25.4 million in the quarter and $104 million for the year.

•                  The Company expects corporate overhead to be approximately $5.6 million in the quarter and $20.8 million for the year.

•                  The Company expects depreciation on property and equipment to be approximately $12.3 million in the quarter and $50.6 million for the year, assuming the capital expenditure assumptions below.

•                  The Company expects amortization of acquired intangibles to be approximately $4.6 million in the quarter and $18 million for the year.

•                  The Company expects net interest expense to be approximately $30.2 million in the quarter and $118 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•                  The Company expects dividends paid on the Class A and Class B common shares to be approximately $6.4 million in the quarter and $19.2 million for the year, assuming current shares outstanding and a $0.30 per share annual dividend.  The $0.40 per share annual dividend becomes effective in 2006.

•                  The Company expects to incur either an unrealized gain or loss on its derivatives throughout the year, but is unable to reasonably predict what the mark-to-market valuations of the instruments will be.

•                  The Company expects the full year effective tax rate for continuing operations to be approximately 32%, including a current tax benefit from continuing operations of approximately $0.4 million in the quarter and $8.7 million for the year based on the assumptions discussed in this “Outlook” section.

•                  The Company expects to spend approximately $9 million in capital expenditures in the quarter and approximately $21.5 million for the year.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter results on Wednesday, November 2, 2005, at 8:45 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 60 television stations in 37 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and includes ABC, CBS, FOX, NBC, WB, and UPN affiliates.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s announced sale of its Kansas City, Sacramento and Tri-Cities television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Station broadcast revenues, net of agency commissions	$149,027	$151,648	$456,572	$463,874
Revenues realized from station barter arrangements	12,039	13,617	41,551	43,388
Other operating divisions’ revenues	4,724	2,845	15,160	10,779
Total revenues	165,790	168,110	513,283	518,041
OPERATING EXPENSES:
Station production expenses	35,486	37,147	112,170	114,551
Station selling, general and administrative expenses	34,218	35,319	103,123	106,691
Expenses recognized from station barter arrangements	11,158	12,619	38,447	40,147
Amortization of program contract costs and net realizable value adjustments	18,587	23,840	52,131	70,217
Stock-based compensation expense	502	293	1,160	1,207
Other operating divisions’ expenses	3,699	3,506	14,000	12,656
Depreciation and amortization of property and equipment	12,175	11,859	38,337	36,038
Corporate general and administrative expenses	5,199	4,559	15,180	15,494
Amortization of definite-lived intangible assets and other assets	4,475	4,621	13,529	13,955
Total operating expenses	125,499	133,763	388,077	410,956
Operating income	40,291	34,347	125,206	107,085
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(30,446)	(29,889)	(88,159)	(91,575)
Interest income	187	23	416	140
Loss from sale of assets	(69)	(12)	(69)	(45)
Loss from extinguishment of debt	—	—	(1,631)	(2,453)
Unrealized gain from derivative instruments	5,761	1,602	17,487	20,576
Income (loss) from equity and cost investees	24	(3,124)	(389)	255
Gain from insurance settlement	3	—	404	—
Other income	203	183	351	572
Total other expense	(24,337)	(31,217)	(71,590)	(72,530)
Income from continuing operations before income taxes	15,954	3,130	53,616	34,555
INCOME TAX PROVISION	(2,585)	(1,196)	(16,454)	(13,914)
Net income from continuing operations	13,369	1,934	37,162	20,641
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax provision of $344, $1,133, $2,555 and $3,893, respectively	701	1,574	4,841	5,967
Gain from sale of discontinued operations, net of related income tax provision of $10,320 and $79,829, respectively	17,508	—	146,024	—
NET INCOME	31,578	3,508	188,027	26,608
PREFERRED STOCK DIVIDENDS	—	2,503	5,004	7,678
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$31,578	$1,005	$183,023	$18,930

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) per share from continuing operations	$0.16	$(0.01)	$0.38	$0.15
Earnings per share from discontinued operations	$0.21	$0.02	$1.76	$0.07
Earnings per common share	$0.37	$0.01	$2.14	$0.22
Weighted average common shares outstanding	85,427	85,311	85,353	85,733
Weighted average common and common equivalent shares outstanding	85,447	85,311	85,360	85,883
Dividends per common share	$0.075	$0.025	$0.200	$0.050

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2005	June 30, 2005
Cash & cash equivalents	$18,126	$4,646
Total current assets	217,833	222,184
Total long term assets	2,094,708	2,106,977
Total assets	2,312,541	2,329,161

Current portion of debt	37,993	39,178
Total current liabilities	239,364	305,003
Long term portion of debt	1,443,930	1,452,456
Total long term liabilities	1,836,393	1,812,537
Total liabilities	2,075,757	2,117,540

Minority interest in consolidated subsidiaries	5,782	6,152

Total stockholders’ equity	231,002	205,469
Total liabilities & stockholders’ equity	2,312,541	2,329,161

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net cash flow from operating activities	$2,024	$49,951
Net cash flow from investing activities	(1,067)	271,500
Net cash flow from financing activities	12,523	(313,816)

Net increase in cash and cash Equivalents	13,480	7,635
Cash & Cash Equivalents, beginning of period	4,646	10,491
Cash & Cash Equivalents, end of period	$18,126	$18,126